BOK Financial Corporation reports quarterly earnings of $84 million, or $1.29 per share, in the first quarter.

First quarter 2024 financial highlights[1]
Net Income
Net income was $83.7 million or $1.29 per diluted share compared to $82.6 million or $1.26 per diluted share. Excluding the loss from repositioning of the available for sale securities portfolio and the additional FDIC special assessment expense, net income would have been $123.2 million or $1.91 per share for the first quarter of 2024.

Net Interest Revenue & Margin	Net interest revenue totaled $293.6 million, a decrease of $3.1 million. Net interest margin was 2.61% compared to 2.64%.

Fees & Commissions Revenue
Fees and commissions revenue was $200.6 million, an increase of $3.8 million. Higher mortgage banking and fiduciary and asset management revenue was partially offset by lower brokerage and trading and transaction card revenue.

Operating Expense
Operating expense decreased $43.7 million to $340.4 million, primarily due to a reduction in non-personnel expense resulting from the FDIC special assessment recognized in the fourth quarter of 2023. Personnel expense was relatively consistent with the prior quarter.

Loans
Period end loans grew by $268 million to $24.2 billion at March 31, 2024, mostly driven by growth in commercial loans, partially offset by a reduction in commercial real estate loans. Average outstanding loan balances were $23.9 billion, a $243 million increase.

Credit Quality
Nonperforming assets totaled $122 million or 0.51% of outstanding loans and repossessed assets at March 31, 2024, compared to $148 million or 0.62% at December 31, 2023. Net charge-offs were $5.5 million or 0.09% of average loans on an annualized basis in the first quarter.

Deposits
Period end deposits increased $1.4 billion to $35.4 billion while average deposits increased $1.3 billion to $35.0 billion. Average interest-bearing deposits increased $2.1 billion while average demand deposits declined by $747 million. The loan to deposit ratio was 68% at March 31, 2024 compared to 70% at December 31, 2023.

Capital	Tangible common equity ratio was 8.21% compared to 8.29% at December 31, 2023. Tier 1 capital ratio was 12.00%, Common equity Tier 1 capital ratio was 11.99%, and total capital ratio was 13.15%.
1 Comparisons are to prior quarter unless otherwise noted.

2.61%	▼	3 bps	9 bps	8.9%
NET INTEREST MARGIN			NET CHARGE OFFS - ANNUALIZED	COMMERCIAL LOAN GROWTH - ANNUALIZED
CEO Commentary
First quarter results were characterized by a stabilizing net interest margin, strong asset quality, continued strong operating revenue growth, and well-managed expenses. It is also another reflection of our long-term focus and efforts to create sustainable earnings. While many banks sold their VISA B shares at a considerable discount, we chose to retain the shares we received in 2008 and expect to receive full value in VISA’s announced exchange offer. Given our perception of market spreads, we took an opportunity to reposition the securities portfolio in the first quarter in anticipation of a gain in the second quarter this year from monetizing our VISA B shares. The net result is expected to further improve our net interest margin and net interest revenue outlook in future periods. Commercial loans grew almost 9% annualized as we focus on growth to utilize our strong capital and liquidity levels as others retrench. Our credit metrics remain very strong and are a direct reflection of the focus we put on disciplined risk management. I am also exceptionally proud we were recognized as one of only 60 organizations to receive the 2024 Gallup Exceptional Workplace Award. This is independent validation of our culture of inspiration, ambition, collaboration, and tenacity.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Net Interest Revenue

(In thousands)	Mar. 31, 2024	Dec. 31, 2023	Change	% Change
Interest revenue	$645,212	$638,324	$6,888	1.1%
Interest expense	351,640	341,649	9,991	2.9%
Net interest revenue	$293,572	$296,675	$(3,103)	(1.0)%

Net interest margin	2.61%	2.64%	(0.03)%	N/A

Average earning assets	$44,846,886	$44,327,237	$519,649	1.2%
Average trading securities	5,371,209	5,448,403	(77,194)	(1.4)%
Average investment securities	2,210,040	2,264,194	(54,154)	(2.4)%
Average available for sale securities	12,537,981	12,063,398	474,583	3.9%
Average loans balance	23,948,567	23,705,108	243,459	1.0%
Average interest-bearing deposits	26,394,475	24,297,327	2,097,148	8.6%
Funds purchased and repurchase agreements	1,258,044	2,476,973	(1,218,929)	(49.2)%
Other borrowings	6,844,633	7,120,963	(276,330)	(3.9)%
Net interest revenue was $293.6 million for the first quarter of 2024 compared to $296.7 million for the prior quarter. Net interest margin was 2.61% compared to 2.64%, reflective of continued demand deposit migration and deposit repricing. For the first quarter of 2024, our core net interest margin excluding trading activities, a non-GAAP measure, was 2.97% compared to 3.03% in the prior quarter.
Average earning assets increased $520 million. Average loan balances increased $243 million, largely due to growth in commercial loans, partially offset by a reduction in commercial real estate loan balances. Average available for sale securities grew $475 million while average trading securities decreased $77 million. Average interest-bearing deposits increased $2.1 billion, primarily from interest-bearing transaction accounts. Funds purchased and repurchase agreements declined $1.2 billion while average other borrowings decreased $276 million.
The yield on average earning assets was 5.73%, up 9 basis points. The yield on the available for sale securities portfolio increased 21 basis points to 3.48% while the loan portfolio yield increased 4 basis points to 7.40%. The yield on trading securities grew 7 basis points to 5.12% and the yield on interest-bearing cash and cash equivalents decreased 34 basis points to 4.96%.
Funding costs were 4.08%, up 10 basis points. The cost of interest-bearing deposits increased 26 basis points to 3.69%. The cost of funds purchased and repurchase agreements decreased 74 basis points to 4.05% from the beneficial mix shift enabled by the growth of interest-bearing deposits. The benefit to net interest margin from assets funded by non-interest liabilities was 96 basis points, a decrease of 2 basis points.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Other Operating Revenue

(In thousands)	Mar. 31, 2024	Dec. 31, 2023	Change	% Change
Brokerage and trading revenue	$59,179	$60,896	$(1,717)	(2.8)%
Transaction card revenue	25,493	28,847	(3,354)	(11.6)%
Fiduciary and asset management revenue	55,305	51,408	3,897	7.6%
Deposit service charges and fees	28,685	27,770	915	3.3%
Mortgage banking revenue	18,967	12,834	6,133	47.8%
Other revenue	12,935	15,035	(2,100)	(14.0)%
Total fees and commissions	200,564	196,790	3,774	1.9%
Other gains, net	4,269	40,452	(36,183)	N/A
Gain (loss) on derivatives, net	(8,633)	8,592	(17,225)	N/A
Gain (loss) on fair value option securities, net	(305)	1,031	(1,336)	N/A
Change in fair value of mortgage servicing rights	10,977	(14,356)	25,333	N/A
Loss on available for sale securities, net	(45,171)	(27,626)	(17,545)	N/A
Total other operating revenue	$161,701	$204,883	$(43,182)	(21.1)%
Fees and commissions revenue totaled $200.6 million for the first quarter of 2024, an increase of $3.8 million over the prior quarter.
Mortgage banking revenue increased $6.1 million. Mortgage production volume increased $47.6 million and realized margin on funded mortgage loans improved 244 basis points to 1.46%.
Fiduciary and asset management revenue increased $3.9 million to $55.3 million, primarily due to growth in trust business line fees resulting from movement in the equity markets.
Brokerage and trading revenue decreased $1.7 million to $59.2 million. Trading revenue grew $1.9 million to $37.5 million reflecting increased trading activity primarily in U.S. government agency residential mortgage-backed securities.
Insurance brokerage fees decreased $1.8 million in conjunction with the sale of our insurance brokerage and consulting business, BOK Financial Insurance (“BOKFI”) in the fourth quarter. Customer hedging revenue decreased $1.3 million, largely as result of reduced energy customer hedging volumes.
Transaction card revenue decreased $3.4 million to $25.5 million, primarily due to seasonally elevated fourth quarter activity and one less day in the quarter.
Other revenue decreased $2.1 million, largely due to a reduction in fees earned on derivative counterparty margin.
Other gains, net decreased $36.2 million to $4.3 million. The fourth quarter of 2023 included a $31.0 million pre-tax gain, before related professional fees, on the sale of BOKFI.
Losses on available for sale securities were $45.2 million in the first quarter of 2024 as we repositioned the available for sale securities portfolio by selling approximately $783 million of lower-yielding debt securities. We expect the gain on conversion of our Visa B shares under the recently announced exchange offer by Visa, Inc. will offset the realized losses on the repositioning. The Visa Exchange Offer opened on April 8 and is scheduled to expire at end of day on May 3, 2024.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Operating Expenses

(In thousands)	Mar. 31, 2024	Dec. 31, 2023	Change	% Change
Personnel	$202,653	$203,022	$(369)	(0.2)%
Business promotion	7,978	8,629	(651)	(7.5)%
Charitable contributions to BOKF Foundation	—	1,542	(1,542)	(100.0)%
Professional fees and services	12,010	16,288	(4,278)	(26.3)%
Net occupancy and equipment	30,293	30,355	(62)	(0.2)%
FDIC and other insurance	8,740	8,495	245	2.9%
FDIC special assessment	6,454	43,773	(37,319)	(85.3)%
Data processing and communications	45,564	45,584	(20)	—%
Printing, postage and supplies	3,997	3,844	153	4.0%
Amortization of intangible assets	3,003	3,543	(540)	(15.2)%
Mortgage banking costs	6,355	8,085	(1,730)	(21.4)%
Other expense	13,337	10,923	2,414	22.1%
Total operating expense	$340,384	$384,083	$(43,699)	(11.4)%
Total operating expense was $340.4 million for the first quarter of 2024, a decrease of $43.7 million compared to the fourth quarter of 2023.
Personnel expense was $202.7 million, consistent with the prior quarter. Higher seasonal employee benefits costs were offset by reduced incentive compensation expense while regular compensation remained flat compared to the prior quarter.
Non-personnel expense was $137.7 million, a decrease of $43.3 million. In the fourth quarter of 2023, we recognized $43.8 million of expense related to the FDIC special assessment. During the first quarter of 2024, we received notification from the FDIC that the previous assessed losses attributable to the protection of Silicon Valley Bank and Signature Bank uninsured depositors had increased, so an additional $6.5 million of estimated expense related to the special assessment was recognized.
Professional fees and services expense decreased $4.3 million. The previous quarter included $2.2 million in expenses related to the sale of BOKFI.
Other expense was up $2.4 million, primarily due to increased operational losses.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Loans

(In thousands)	Mar. 31, 2024	Dec. 31, 2023	Change	% Change
Commercial:
Healthcare	$4,245,939	$4,143,233	$102,706	2.5%
Services	3,529,421	3,576,223	(46,802)	(1.3)%
Energy	3,443,719	3,437,101	6,618	0.2%
General business	3,913,788	3,647,212	266,576	7.3%
Total commercial	15,132,867	14,803,769	329,098	2.2%

Commercial Real Estate:
Multifamily	1,960,839	1,872,760	88,079	4.7%
Industrial	1,343,970	1,475,165	(131,195)	(8.9)%
Office	901,105	909,442	(8,337)	(0.9)%
Retail	543,735	592,632	(48,897)	(8.3)%
Residential construction and land development	83,906	95,052	(11,146)	(11.7)%
Other real estate loans	403,122	392,596	10,526	2.7%
Total commercial real estate	5,236,677	5,337,647	(100,970)	(1.9)%

Loans to individuals:
Residential mortgage	2,192,584	2,160,640	31,944	1.5%
Residential mortgages guaranteed by U.S. government agencies	139,456	149,807	(10,351)	(6.9)%
Personal	1,470,976	1,453,105	17,871	1.2%
Total loans to individuals	3,803,016	3,763,552	39,464	1.0%

Total loans	$24,172,560	$23,904,968	$267,592	1.1%
Outstanding loans were $24.2 billion at March 31, 2024, growing $268 million over December 31, 2023, largely due to growth in commercial loans, partially offset by a reduction in commercial real estate loans. Unfunded loan commitments decreased $359 million compared to the fourth quarter of 2023.
Outstanding commercial loan balances, which includes healthcare, services, energy and general business loans, increased $329 million over the prior quarter.
Healthcare sector loan balances increased $103 million, totaling $4.2 billion or 18% of total loans. Our healthcare sector loans primarily consist of $3.5 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally, we loan to borrowers with a portfolio of multiple facilities, which serves to help diversify risks specific to a single facility.
General business loans increased $267 million to $3.9 billion or 16% of total loans. General business loans include $2.4 billion of wholesale/retail loans and $1.5 billion of loans from other commercial industries.
Services sector loan balances decreased $47 million to $3.5 billion or 15% of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.
Energy loan balances were largely unchanged compared to the prior quarter at $3.4 billion or 14% of total loans. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 70% of committed production loans are secured by properties primarily producing oil. The remaining 30% is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $4.3 billion at March 31, 2024, a $147 million decrease compared to December 31, 2023.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Commercial real estate loan balances decreased $101 million to $5.2 billion and represent 22% of total loans. Loans secured by industrial facilities decreased $131 million to $1.3 billion and loans secured by retail facilities decreased $49 million to $544 million. These decreases were partially offset by an $88 million increase in loans secured by multifamily properties. Unfunded commercial real estate loan commitments were $1.7 billion at March 31, 2024, a decrease of $147 million compared to December 31, 2023. We take a disciplined approach to managing our concentration of commercial real estate loan commitments as a percentage of capital.
Loans to individuals increased $39 million and represent 16% of total loans. Residential mortgage loans increased $22 million while personal loans increased $18 million.

Period End & Average Deposits

(In thousands)	Mar. 31, 2024	Dec. 31, 2023	Change	% Change
Period end deposits
Demand	$8,414,056	$9,196,493	$(782,437)	(8.5)%
Interest-bearing transaction	22,748,185	20,964,101	1,784,084	8.5%
Savings	854,397	847,085	7,312	0.9%
Time	3,366,909	3,012,022	354,887	11.8%
Total deposits	$35,383,547	$34,019,701	$1,363,846	4.0%

Average deposits
Demand	$8,631,416	$9,378,886	$(747,470)	(8.0)%
Interest-bearing transaction	22,264,259	20,449,370	1,814,889	8.9%
Savings	843,037	845,705	(2,668)	(0.3)%
Time	3,287,179	3,002,252	284,927	9.5%
Total average deposits	$35,025,891	$33,676,213	$1,349,678	4.0%
Our funding sources, which primarily include deposits and wholesale borrowings, provide adequate liquidity to meet our needs. The loan to deposit ratio was 68% at March 31, 2024, compared to 70% at December 31, 2023, providing significant on-balance sheet liquidity to meet future loan demand and contractual obligations.
Period end deposits totaled $35.4 billion at March 31, 2024, a $1.4 billion increase. Interest-bearing transaction account balances increased $1.8 billion while time deposits increased $355 million. Demand deposits decreased $782 million.
Average deposits were $35.0 billion at March 31, 2024, a $1.3 billion increase. Average interest-bearing transaction account balances increased $1.8 billion and average time deposits increased $285 million. Average demand deposit account balances decreased $747 million.
Average Commercial Banking deposits increased $237 million to $15.7 billion or 45% of total deposits. Our commercial deposit portfolio is highly diversified across industries and customers. The highest concentration by industry within our commercial deposit portfolio is with our energy customers representing 8% of our total deposits. Wealth Management deposits increased $1.2 billion to $9.2 billion or 26% of total deposits. Consumer Banking deposits were largely unchanged at $7.9 billion or 23% of total deposits.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Capital

	Minimum Capital Requirement	Capital Conservation Buffer	Minimum Capital Requirement Including Capital Conservation Buffer	Mar. 31, 2024	Dec. 31, 2023
Common equity Tier 1	4.50%	2.50%	7.00%	11.99%	12.06%
Tier 1 capital	6.00%	2.50%	8.50%	12.00%	12.07%
Total capital	8.00%	2.50%	10.50%	13.15%	13.16%
Tier 1 Leverage	4.00%	N/A	4.00%	9.42%	9.45%
Tangible common equity ratio[1]				8.21%	8.29%
Adjusted common tangible equity ratio[1]				7.92%	8.02%

Common stock repurchased (shares)				616,630	700,237
Average price per share repurchased				$83.89	$70.99
1 See Explanation and Reconciliation of Non-GAAP Measures following.
The company's common equity Tier 1 capital ratio was 11.99% at March 31, 2024. In addition, the company's Tier 1 capital ratio was 12.00%, total capital ratio was 13.15%, and leverage ratio was 9.42% at March 31, 2024. At the beginning of 2020, we elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period. This election added 3 basis points to the company's common equity tier 1 capital ratio at March 31, 2024. At December 31, 2023, the company's common equity Tier 1 capital ratio was 12.06%, Tier 1 capital ratio was 12.07%, total capital ratio was 13.16%, and leverage ratio was 9.45%.
The company's tangible common equity ratio, a non-GAAP measure, was 8.21% at March 31, 2024 and 8.29% at December 31, 2023. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. Adjusted for all unrealized securities portfolio gains and losses, including those in the investment portfolio, the tangible common equity ratio would be 7.92%. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.
The company repurchased 616,630 shares of common stock at an average price paid of $83.89 a share in the first quarter of 2024. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Nonperforming assets totaled $122 million or 0.51% of outstanding loans and repossessed assets at March 31, 2024, compared to $148 million or 0.62% at December 31, 2023. Excluding loans guaranteed by U.S. government agencies, nonperforming assets totaled $113 million or 0.47% of outstanding loans and repossessed assets at March 31, 2024, compared to $139 million or 0.58% at December 31, 2023.
Nonaccruing loans decreased $26 million compared to December 31, 2023. New nonaccruing loans identified in the first quarter totaled $24 million, offset by $34 million of loans that returned to accruing status, $8.6 million in payments received and $7.1 million of charge-offs. Nonaccruing healthcare loans decreased $32 million, partially offset by a $15 million increase in nonaccruing commercial real estate loans.
Net charge-offs were $5.5 million or 0.09% of average loans on an annualized basis in the first quarter. Charge-offs for the first quarter were primarily composed of a $3.2 million general business loan and a $1.3 million commercial real estate loan.
The provision for credit losses of $8.0 million in the first quarter of 2024 reflects continued loan growth and a stable economic forecast. The provision for credit losses was $6.0 million in the fourth quarter of 2023.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
At March 31, 2024, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $329 million or 1.36% of outstanding loans and 298% of nonaccruing loans. At December 31, 2023, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $326 million or 1.36% of outstanding loans and 240% of nonaccruing loans.

Securities & Derivatives
The fair value of the available for sale securities portfolio totaled $12.7 billion at March 31, 2024, a $366 million increase compared to December 31, 2023. At March 31, 2024, the available for sale securities portfolio consisted primarily of $7.8 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $3.7 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At March 31, 2024, the available for sale securities portfolio had a net unrealized loss of $643 million compared to $617 million at December 31, 2023.
We hold an inventory of trading securities in support of sales to a variety of customers. At March 31, 2024, the trading securities portfolio totaled $5.4 billion compared to $5.2 billion at December 31, 2023.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $866 thousand to $19.8 million at March 31, 2024.
Derivative contracts are carried at fair value. At March 31, 2024, the net fair values of derivative contracts, before consideration of cash margin, reported as assets under our customer derivative programs totaled $463 million compared to $593 million at December 31, 2023. The aggregate net fair value of derivative contracts, before consideration of cash margin, held under these programs reported as liabilities totaled $460 million at March 31, 2024 and $587 million at December 31, 2023.
The net benefit of the changes in the fair value of mortgage servicing rights and related economic hedges was $1.2 million during the first quarter of 2024, including an $11.0 million increase in the fair value of mortgage servicing rights, a $9.7 million decrease in the fair value of securities and derivative contracts held as an economic hedge and $155 thousand of related net interest expense.

First Quarter 2024 Segment Highlights

	Commercial Banking		Consumer Banking		Wealth Management

(In thousands)	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2024	Dec. 31, 2023
Net interest revenue and fee revenue	$295,751	$328,816	$138,356	$144,471	$158,813	$161,515
Net loans charged-off	4,160	2,987	1,808	1,443	(15)	10
Personnel expense	45,319	53,066	25,236	23,051	63,777	66,151
Non-personnel expense	24,776	28,833	28,211	32,028	35,758	30,124
Net income	153,250	171,084	53,804	53,695	34,165	62,690

Average loans	20,067,170	19,928,602	1,913,586	1,877,303	2,198,803	2,154,416
Average deposits	15,730,241	15,493,326	7,901,167	7,890,032	9,237,965	8,085,643
Assets under management or administration	—	—	—	—	105,530,903	104,736,999
Commercial Banking contributed $153.3 million to net income in the first quarter of 2024, a decrease of $17.8 million compared to the fourth quarter of 2023. Combined net interest revenue and fee revenue decreased $33.1 million. Net interest revenue declined due to a shift in deposit balances from demand to interest-bearing transaction accounts along with decreased spreads due to a change in market conditions. Customer hedging revenue fell due to a reduction in customer energy hedging and transaction card revenue decreased following elevated fourth quarter transaction activity. Net loans charged-off increased $1.2 million to $4.2 million in the first quarter of 2024. Personnel expense decreased $7.7 million primarily due to lower incentive compensation costs. Non-personnel expense decreased $4.1 million due to

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
decreases in other expense and professional fees. Average loans increased $139 million or 1% to $20.1 billion. Average deposits increased $237 million or 2% to $15.7 billion.
Consumer Banking contributed $53.8 million to net income in the first quarter of 2024, consistent with the prior quarter. Combined net interest revenue and fee revenue decreased $6.1 million, largely due to increased customer demand for time deposits and a reduction in deposit spreads from a change in market conditions, partially offset by an increase in mortgage banking revenue from higher production volumes. Operating expense decreased $1.6 million. The net benefit of the changes in the fair value of mortgage servicing rights and related economic hedges was $1.2 million compared to a net cost of $5.2 million for the fourth quarter of 2023. Average loans increased $36 million or 2% to $1.9 billion. Average deposits were mostly unchanged from the previous quarter.
Wealth Management contributed $34.2 million to net income in the first quarter of 2024, a decrease of $28.5 million compared to the fourth quarter of 2023. The prior quarter included a pre-tax gain of $31.0 million, before related professional fees, on the sale of our insurance brokerage and consulting business, BOKFI. Combined net interest and fee revenue decreased $2.7 million due to declining spread on deposits. Total revenue from institutional trading activities increased $1.4 million, primarily in U.S. government residential mortgage-backed securities trading activity. Personnel expense decreased $2.4 million as the prior quarter included transaction related employee costs on the BOKFI sale. Non-personnel expense increased $5.6 million, primarily due to an increased level of operational losses, partially offset by a $2.7 million decrease in professional fees. Average loans increased $44 million or 2% to $2.2 billion. Average deposits increased $1.2 billion or 14% to $9.2 billion. Assets under management or administration were $105.5 billion, an increase of $794 million.

Conference Call & Webcast
The company will hold a conference call at 9 a.m. Central time on Wednesday, April 24, 2024 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at bokf.com. The conference call can also be accessed by dialing 1-800-715-9871 toll free, or 1-646-307-1963, conference ID: 5365153. A webcast replay will also be available shortly after conclusion of the live call at bokf.com or by dialing 1-800-770-2030 and referencing playback ID: 5365153 followed by # key.

About BOK Financial Corporation
BOK Financial Corporation is a $50 billion regional financial services company headquartered in Tulsa, Oklahoma with $106 billion in assets under management or administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc.; and BOK Financial Private Wealth, Inc. BOKF, NA's holdings include TransFund and Cavanal Hill Investment Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin, Connecticut and Tennessee. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of March 31, 2024 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “outlook,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	Mar. 31, 2024	Dec. 31, 2023
Assets
Cash and due from banks	$801,677	$947,613
Interest-bearing cash and cash equivalents	354,070	400,652
Trading securities	5,441,038	5,193,505
Investment securities, net of allowance	2,185,744	2,244,153
Available for sale securities	12,653,088	12,286,681
Fair value option securities	19,805	20,671
Restricted equity securities	382,549	423,099
Residential mortgage loans held for sale	75,449	56,935
Loans:
Commercial	15,132,867	14,803,769
Commercial real estate	5,236,677	5,337,647
Loans to individuals	3,803,016	3,763,552
Total loans	24,172,560	23,904,968
Allowance for loan losses	(281,623)	(277,123)
Loans, net of allowance	23,890,937	23,627,845
Premises and equipment, net	628,050	622,223
Receivables	308,736	317,922
Goodwill	1,044,749	1,044,749
Intangible assets, net	56,894	59,979
Mortgage servicing rights	319,330	293,884
Real estate and other repossessed assets, net	2,860	2,875
Derivative contracts, net	263,493	410,304
Cash surrender value of bank-owned life insurance	410,368	409,548
Receivable on unsettled securities sales	67,854	391,910
Other assets	1,253,689	1,070,282
Total assets	$50,160,380	$49,824,830

Liabilities
Deposits:
Demand	$8,414,056	$9,196,493
Interest-bearing transaction	22,748,185	20,964,101
Savings	854,397	847,085
Time	3,366,909	3,012,022
Total deposits	35,383,547	34,019,701
Funds purchased and repurchase agreements	1,261,517	1,122,748
Other borrowings	6,724,652	7,701,552
Subordinated debentures	131,154	131,150
Accrued interest, taxes and expense	318,622	338,996
Due on unsettled securities purchases	264,230	254,057
Derivative contracts, net	438,605	587,473
Other liabilities	506,418	523,734
Total liabilities	45,028,745	44,679,411
Shareholders' equity
Capital, surplus and retained earnings	5,738,879	5,741,542
Accumulated other comprehensive loss	(610,128)	(599,100)
Total shareholders’ equity	5,128,751	5,142,442
Non-controlling interests	2,884	2,977
Total equity	5,131,635	5,145,419
Total liabilities and equity	$50,160,380	$49,824,830

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
AVERAGE BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023
Assets
Interest-bearing cash and cash equivalents	$567,680	$605,839	$598,734	$708,475	$616,596
Trading securities	5,371,209	5,448,403	5,444,587	4,274,803	3,031,969
Investment securities, net of allowance	2,210,040	2,264,194	2,331,595	2,408,122	2,473,796
Available for sale securities	12,537,981	12,063,398	11,925,800	12,033,597	11,738,693
Fair value option securities	20,080	20,086	41,741	245,469	300,372
Restricted equity securities	412,376	432,780	445,532	351,944	316,724
Residential mortgage loans held for sale	57,402	61,146	77,208	72,959	65,769
Loans:
Commercial	14,992,639	14,680,001	14,527,676	14,316,474	14,046,237
Commercial real estate	5,188,152	5,293,021	5,172,876	4,896,230	4,757,362
Loans to individuals	3,767,776	3,732,086	3,713,756	3,676,350	3,672,648
Total loans	23,948,567	23,705,108	23,414,308	22,889,054	22,476,247
Allowance for loan losses	(278,449)	(273,717)	(267,205)	(252,890)	(238,909)
Loans, net of allowance	23,670,118	23,431,391	23,147,103	22,636,164	22,237,338
Total earning assets	44,846,886	44,327,237	44,012,300	42,731,533	40,781,257
Cash and due from banks	861,319	883,858	799,291	875,280	857,771
Derivative contracts, net	326,564	372,789	412,707	410,793	546,018
Cash surrender value of bank-owned life insurance	409,230	407,665	408,295	409,313	408,124
Receivable on unsettled securities sales	307,389	276,856	268,344	163,903	177,312
Other assets	3,276,184	3,445,265	3,418,615	3,317,285	3,211,986
Total assets	$50,027,572	$49,713,670	$49,319,552	$47,908,107	$45,982,468

Liabilities
Deposits:
Demand	$8,631,416	$9,378,886	$10,157,821	$10,998,201	$12,406,408
Interest-bearing transaction	22,264,259	20,449,370	19,415,599	18,368,592	18,639,900
Savings	843,037	845,705	874,530	926,882	958,443
Time	3,287,179	3,002,252	2,839,947	2,076,037	1,477,720
Total deposits	35,025,891	33,676,213	33,287,897	32,369,712	33,482,471
Funds purchased and repurchase agreements	1,258,044	2,476,973	2,699,027	3,670,994	1,759,237
Other borrowings	6,844,633	7,120,963	6,968,309	5,275,291	4,512,280
Subordinated debentures	131,154	131,151	131,151	131,153	131,166
Derivative contracts, net	537,993	524,101	429,989	576,558	428,023
Due on unsettled securities purchases	499,936	363,358	435,927	436,353	316,738
Other liabilities	574,954	483,934	461,686	503,134	511,530
Total liabilities	44,872,605	44,776,693	44,413,986	42,963,195	41,141,445
Total equity	5,154,967	4,936,977	4,905,566	4,944,912	4,841,023
TOTAL LIABILITIES AND EQUITY	$50,027,572	$49,713,670	$49,319,552	$47,908,107	$45,982,468

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
STATEMENTS OF EARNINGS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	March 31,
(In thousands, except per share data)	2024	2023
Interest revenue	$645,212	$516,729
Interest expense	351,640	164,381
Net interest revenue	293,572	352,348
Provision for credit losses	8,000	16,000
Net interest revenue after provision for credit losses	285,572	336,348
Other operating revenue:
Brokerage and trading revenue	59,179	52,396
Transaction card revenue	25,493	25,621
Fiduciary and asset management revenue	55,305	50,657
Deposit service charges and fees	28,685	25,968
Mortgage banking revenue	18,967	14,367
Other revenue	12,935	16,970
Total fees and commissions	200,564	185,979
Other gains, net	4,269	2,251
Loss on derivatives, net	(8,633)	(1,344)
Loss on fair value option securities, net	(305)	(2,962)
Change in fair value of mortgage servicing rights	10,977	(6,059)
Loss on available for sale securities, net	(45,171)	—
Total other operating revenue	161,701	177,865
Other operating expense:
Personnel	202,653	182,145
Business promotion	7,978	8,569
Professional fees and services	12,010	13,048
Net occupancy and equipment	30,293	28,459
FDIC and other insurance	8,740	7,315
FDIC special assessment	6,454	—
Data processing and communications	45,564	44,802
Printing, postage and supplies	3,997	3,893
Amortization of intangible assets	3,003	3,391
Mortgage banking costs	6,355	5,782
Other expense	13,337	8,408
Total other operating expense	340,384	305,812

Net income before taxes	106,889	208,401
Federal and state income taxes	23,195	45,905

Net income	83,694	162,496
Net income (loss) attributable to non-controlling interests	(9)	128
Net income attributable to BOK Financial Corporation shareholders	$83,703	$162,368

Average shares outstanding:
Basic	64,290,105	66,331,775
Diluted	64,290,105	66,331,775

Net income per share:
Basic	$1.29	$2.43
Diluted	$1.29	$2.43

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
QUARTERLY EARNINGS TREND – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratio and per share data)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023
Interest revenue	$645,212	$638,324	$617,044	$570,367	$516,729
Interest expense	351,640	341,649	316,148	248,106	164,381
Net interest revenue	293,572	296,675	300,896	322,261	352,348
Provision for credit losses	8,000	6,000	7,000	17,000	16,000
Net interest revenue after provision for credit losses	285,572	290,675	293,896	305,261	336,348
Other operating revenue:
Brokerage and trading revenue	59,179	60,896	62,312	65,006	52,396
Transaction card revenue	25,493	28,847	26,387	26,003	25,621
Fiduciary and asset management revenue	55,305	51,408	52,256	52,997	50,657
Deposit service charges and fees	28,685	27,770	27,676	27,100	25,968
Mortgage banking revenue	18,967	12,834	13,356	15,141	14,367
Other revenue	12,935	15,035	15,865	14,250	16,970
Total fees and commissions	200,564	196,790	197,852	200,497	185,979
Other gains, net	4,269	40,452	1,474	12,618	2,251
Gain (loss) on derivatives, net	(8,633)	8,592	(9,010)	(8,159)	(1,344)
Gain (loss) on fair value option securities, net	(305)	1,031	(203)	(2,158)	(2,962)
Change in fair value of mortgage servicing rights	10,977	(14,356)	8,039	9,261	(6,059)
Loss on available for sale securities, net	(45,171)	(27,626)	—	(3,010)	—
Total other operating revenue	161,701	204,883	198,152	209,049	177,865
Other operating expense:
Personnel	202,653	203,022	190,791	190,652	182,145
Business promotion	7,978	8,629	6,958	7,640	8,569
Charitable contributions to BOKF Foundation	—	1,542	23	1,142	—
Professional fees and services	12,010	16,288	13,224	12,777	13,048
Net occupancy and equipment	30,293	30,355	32,583	30,105	28,459
FDIC and other insurance	8,740	8,495	7,996	6,974	7,315
FDIC special assessment	6,454	43,773	—	—	—
Data processing and communications	45,564	45,584	45,672	45,307	44,802
Printing, postage and supplies	3,997	3,844	3,760	3,728	3,893
Amortization of intangible assets	3,003	3,543	3,474	3,474	3,391
Mortgage banking costs	6,355	8,085	8,357	8,300	5,782
Other expense	13,337	10,923	11,475	8,574	8,408
Total other operating expense	340,384	384,083	324,313	318,673	305,812
Net income before taxes	106,889	111,475	167,735	195,637	208,401
Federal and state income taxes	23,195	28,953	33,256	44,001	45,905
Net income	83,694	82,522	134,479	151,636	162,496
Net income (loss) attributable to non-controlling interests	(9)	(53)	(16)	328	128
Net income attributable to BOK Financial Corporation shareholders	$83,703	$82,575	$134,495	$151,308	$162,368

Average shares outstanding:
Basic	64,290,105	64,750,171	65,548,307	65,994,132	66,331,775
Diluted	64,290,105	64,750,171	65,548,307	65,994,132	66,331,775
Net income per share:
Basic	$1.29	$1.26	$2.04	$2.27	$2.43
Diluted	$1.29	$1.26	$2.04	$2.27	$2.43

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
FINANCIAL HIGHLIGHTS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratio and share data)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023
Capital:
Period-end shareholders' equity	$5,128,751	$5,142,442	$4,814,019	$4,863,854	$4,874,786
Risk weighted assets	$38,952,555	$38,820,979	$38,791,023	$38,218,164	$37,192,197
Risk-based capital ratios:
Common equity tier 1	11.99%	12.06%	12.06%	12.13%	12.19%
Tier 1	12.00%	12.07%	12.07%	12.13%	12.20%
Total capital	13.15%	13.16%	13.16%	13.24%	13.21%
Leverage ratio	9.42%	9.45%	9.52%	9.75%	9.94%
Tangible common equity ratio[1]	8.21%	8.29%	7.74%	7.79%	8.46%
Adjusted tangible common equity ratio[1]	7.92%	8.02%	7.35%	7.49%	8.22%

Common stock:
Book value per share	$79.50	$79.15	$73.31	$73.28	$73.19
Tangible book value per share	$62.42	$62.15	$56.40	$56.50	$56.42
Market value per share:
High	$92.08	$87.52	$92.41	$90.91	$106.47
Low	$77.86	$62.42	$77.61	$74.40	$80.00
Cash dividends paid	$35,568	$35,739	$35,655	$35,879	$36,006
Dividend payout ratio	42.49%	43.28%	26.51%	23.71%	22.18%
Shares outstanding, net	64,515,035	64,967,177	65,664,840	66,369,208	66,600,833
Stock buy-back program:
Shares repurchased	616,630	700,237	700,500	266,000	447,071
Amount	$51,727	$49,710	$58,961	$22,366	$44,100
Average price paid per share[2]	$83.89	$70.99	$84.17	$84.08	$98.64

Performance ratios (quarter annualized):
Return on average assets	0.67%	0.66%	1.08%	1.27%	1.43%
Return on average equity	6.53%	6.64%	10.88%	12.28%	13.61%
Return on average tangible common equity[1]	8.31%	8.56%	14.08%	15.86%	17.71%
Net interest margin	2.61%	2.64%	2.69%	3.00%	3.45%
Efficiency ratio[1,3]	67.13%	71.62%	64.01%	58.75%	56.79%

Other data:
Tax equivalent interest	$2,100	$2,112	$2,214	$2,200	$2,285
Net unrealized loss on available for sale securities	$(643,259)	$(616,624)	$(1,034,520)	$(898,906)	$(741,508)

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

	Three Months Ended

(In thousands, except ratio and share data)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023
Mortgage banking:
Mortgage production revenue	$3,525	$(2,535)	$(1,887)	$(284)	$(633)

Mortgage loans funded for sale	$139,176	$139,255	$173,727	$214,785	$138,624
Add: Current period-end outstanding commitments	67,951	34,783	49,284	55,031	71,693
Less: Prior period end outstanding commitments	34,783	49,284	55,031	71,693	45,492
Total mortgage production volume	$172,344	$124,754	$167,980	$198,123	$164,825

Mortgage loan refinances to mortgage loans funded for sale	10%	10%	9%	8%	9%
Realized margin on funded mortgage loans	1.46%	(0.98)%	(0.94)%	(0.14)%	(1.25)%
Production revenue as a percentage of production volume	2.05%	(2.03)%	(1.12)%	(0.14)%	(0.38)%

Mortgage servicing revenue	$15,442	$15,369	$15,243	$15,425	$15,000
Average outstanding principal balance of mortgage loans serviced for others	$21,088,898	$20,471,030	$20,719,116	$20,807,044	$21,121,319
Average mortgage servicing revenue rates	0.29%	0.30%	0.29%	0.30%	0.29%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$(9,357)	$8,275	$(8,980)	$(8,099)	$(1,711)
Gain (loss) on fair value option securities, net	(305)	1,031	(203)	(2,158)	(2,962)
Gain (loss) on economic hedge of mortgage servicing rights	(9,662)	9,306	(9,183)	(10,257)	(4,673)
Gain (loss) on changes in fair value of mortgage servicing rights	10,977	(14,356)	8,039	9,261	(6,059)
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	1,315	(5,050)	(1,144)	(996)	(10,732)
Net interest revenue (expense) on fair value option securities[4]	(155)	(101)	(112)	(232)	187
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$1,160	$(5,151)	$(1,256)	$(1,228)	$(10,545)
1 See Reconciliation of Non-GAAP Measures following.
2 Excludes 1% excise tax on corporate stock repurchases.
3 Prior period ratios have been adjusted to be consistent with the current period presentation.
4 Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratio and share data)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023
Reconciliation of tangible common equity ratio and adjusted tangible common equity ratio:
Total shareholders' equity	$5,128,751	$5,142,442	$4,814,019	$4,863,854	$4,874,786
Less: Goodwill and intangible assets, net	1,101,643	1,104,728	1,110,553	1,113,995	1,117,438
Tangible common equity	4,027,108	4,037,714	3,703,466	3,749,859	3,757,348
Add: Unrealized gain (loss) on investment securities, net	(185,978)	(171,903)	(246,395)	(189,152)	(140,947)
Add: Tax effect on unrealized gain (loss) on investment securities, net	43,740	40,430	57,949	44,486	33,149
Adjusted tangible common equity	$3,884,870	$3,906,241	$3,515,020	$3,605,193	$3,649,550

Total assets	$50,160,380	$49,824,830	$48,931,397	$49,237,920	$45,524,122
Less: Goodwill and intangible assets, net	1,101,643	1,104,728	1,110,553	1,113,995	1,117,438
Tangible assets	$49,058,737	$48,720,102	$47,820,844	$48,123,925	$44,406,684

Tangible common equity ratio	8.21%	8.29%	7.74%	7.79%	8.46%
Adjusted tangible common equity ratio	7.92%	8.02%	7.35%	7.49%	8.22%

Reconciliation of return on average tangible common equity:
Total average shareholders' equity	$5,152,061	$4,933,917	$4,902,119	$4,941,352	$4,837,567
Less: Average goodwill and intangible assets, net	1,103,090	1,107,949	1,112,217	1,115,652	1,119,123
Average tangible common equity	$4,048,971	$3,825,968	$3,789,902	$3,825,700	$3,718,444

Net Income	$83,703	$82,575	$134,495	$151,308	$162,368

Return on average tangible common equity	8.31%	8.56%	14.08%	15.86%	17.71%

Calculation of efficiency ratio and efficiency ratio excluding adjustments:
Total other operating expense	$340,384	$384,083	$324,313	$318,673	$305,812
Less: Amortization of intangible assets	3,003	3,543	3,474	3,474	3,391
Numerator for efficiency ratio	337,381	380,540	320,839	315,199	302,421
Less: FDIC special assessment	6,454	43,773	—	—	—
Less: Expenses related to sale of BOKF Insurance	—	3,436	—	—	—
Adjusted numerator for efficiency ratio	$330,927	$333,331	$320,839	$315,199	$302,421

Net interest revenue	$293,572	$296,675	$300,896	$322,261	$352,348
Tax-equivalent adjustment	2,100	2,112	2,214	2,200	2,285
Tax-equivalent net interest revenue	295,672	298,787	303,110	324,461	354,633
Total other operating revenue	161,701	204,883	198,152	209,049	177,865
Less: Loss on available for sale securities, net	(45,171)	(27,626)	—	(3,010)	—
Denominator for efficiency ratio	502,544	531,296	501,262	536,520	532,498
Less: Gain on sale of BOKF Insurance	—	31,007	—	—	—
Adjusted denominator for efficiency ratio	$502,544	$500,289	$501,262	$536,520	$532,498

Efficiency ratio	67.13%	71.62%	64.01%	58.75%	56.79%
Efficiency ratio excluding adjustments	65.85%	66.63%	64.01%	58.75%	56.79%

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

	Three Months Ended

(In thousands, except ratio and share data)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023
Information on net interest revenue and net interest margin excluding trading activities:
Net interest revenue	$293,572	$296,675	$300,896	$322,261	$352,348
Less: Trading activities net interest revenue	(498)	(3,305)	(7,343)	(3,461)	70
Net interest revenue excluding trading activities	294,070	299,980	308,239	325,722	352,278
Tax-equivalent adjustment	2,100	2,112	2,214	2,200	2,285
Tax-equivalent net interest revenue excluding trading activities	$296,170	$302,092	$310,453	$327,922	$354,563

Average interest-earning assets	$44,846,886	$44,327,237	$44,012,300	$42,731,533	$40,781,257
Less: Average trading activities interest-earning assets	5,371,209	5,448,403	5,444,587	4,274,803	3,031,969
Average interest-earning assets excluding trading activities	$39,475,677	$38,878,834	$38,567,713	$38,456,730	$37,749,288

Net interest margin on average interest-earning assets	2.61%	2.64%	2.69%	3.00%	3.45%
Net interest margin on average trading activities interest-earning assets	(0.07)%	(0.20)%	(0.49)%	(0.34)%	—%
Net interest margin on average interest-earning assets excluding trading activities	2.97%	3.03%	3.14%	3.36%	3.72%

Reconciliation of pre-provision net revenue:
Net income before taxes	$106,889	$111,475	$167,735	$195,637	$208,401
Provision for expected credit losses	8,000	6,000	7,000	17,000	16,000
Net income (loss) attributable to non-controlling interests	(9)	(53)	(16)	328	128
Pre-provision net revenue	$114,898	$117,528	$174,751	$212,309	$224,273

Reconciliation of adjusted net income and earnings per share:
Net income	$83,703	$82,575	$134,495	$151,308	$162,368
Add: FDIC special assessment, net of tax	4,936	33,478	—	—	—
Less: Loss on repositioning of available for sale securities, net of tax	(34,547)	(21,129)	—	(2,302)	—
Less: Gain on sale of BOKF Insurance, net of tax	—	23,715	—	—	—
Adjusted net income	$123,186	$113,467	$134,495	$153,610	$162,368

Earnings per share	$1.29	$1.26	$2.04	$2.27	$2.43
Add: FDIC special assessment, net of tax	0.08	0.52	—	—	—
Less: Loss on repositioning of available for sale securities, net of tax	(0.54)	(0.33)	—	(0.03)	—
Less: Gain on sale of BOKF Insurance, net of tax	—	0.37	—	—	—
Adjusted earnings per share	$1.91	$1.74	$2.04	$2.30	$2.43

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

Explanation of Non-GAAP Measures
The tangible common equity ratio and return on average tangible common equity are primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities, less intangible assets and equity that does not benefit common shareholders. The adjusted tangible common equity ratio also includes unrealized gains and losses on the investment portfolio. These measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from shareholders' equity and retain the effect of unrealized losses on securities and other components of accumulated other comprehensive income in shareholders' equity.
The efficiency ratio measures the company's ability to use its assets and manage its liabilities effectively in the current period.
Net interest revenue and net interest margin excluding trading activities removes the effect of trading activities on these metrics allowing management and investors to assess the performance of the company's core lending and deposit activities without the associated volatility from trading activities.
Pre-provision net revenue is a measure of revenue less expenses and is calculated before provision for credit losses and income tax expense. This financial measure is frequently used by investors and analysts and enables them to assess a company's ability to generate earnings to cover credit losses through a credit cycle. It also provides an additional basis for comparing the results of operations between periods by isolating the impact of the provision for credit losses, which can vary significantly between periods.
We believe adjusting net income and earnings per share for notable non-core items enhances comparability of results with prior periods, demonstrates the impact of significant items and provides a useful measure for determining the company's expenses that are core to our business operations and are expected to recur over time.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
LOANS TREND – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023
Commercial:
Healthcare	$4,245,939	$4,143,233	$4,083,134	$3,991,387	$3,899,341
Services	3,529,421	3,576,223	3,566,361	3,585,169	3,563,702
Energy	3,443,719	3,437,101	3,490,602	3,508,752	3,398,057
General business	3,913,788	3,647,212	3,579,742	3,449,208	3,356,249
Total commercial	15,132,867	14,803,769	14,719,839	14,534,516	14,217,349

Commercial real estate:
Multifamily	1,960,839	1,872,760	1,734,688	1,502,971	1,363,881
Industrial	1,343,970	1,475,165	1,432,629	1,349,709	1,309,435
Office	901,105	909,442	981,876	1,005,660	1,045,700
Retail	543,735	592,632	608,073	617,886	618,264
Residential construction and land development	83,906	95,052	100,465	106,370	102,828
Other commercial real estate	403,122	392,596	383,569	388,205	375,208
Total commercial real estate	5,236,677	5,337,647	5,241,300	4,970,801	4,815,316

Loans to individuals:
Residential mortgage	2,192,584	2,160,640	2,090,992	1,993,690	1,926,027
Residential mortgages guaranteed by U.S. government agencies	139,456	149,807	161,092	186,170	224,753
Personal	1,470,976	1,453,105	1,510,795	1,552,482	1,566,608
Total loans to individuals	3,803,016	3,763,552	3,762,879	3,732,342	3,717,388

Total	$24,172,560	$23,904,968	$23,724,018	$23,237,659	$22,750,053

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
LOANS MANAGED BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023
Texas:
Commercial	$7,515,070	$7,384,107	$7,249,963	$7,223,820	$7,103,166
Commercial real estate	1,935,728	1,987,037	1,873,477	1,748,796	1,675,831
Loans to individuals	964,464	914,134	961,299	974,911	992,343
Total Texas	10,415,262	10,285,278	10,084,739	9,947,527	9,771,340

Oklahoma:
Commercial	3,478,146	3,275,907	3,384,627	3,251,547	3,178,934
Commercial real estate	605,419	606,515	601,087	573,559	574,708
Loans to individuals	2,176,268	2,147,782	2,100,974	2,079,311	2,049,472
Total Oklahoma	6,259,833	6,030,204	6,086,688	5,904,417	5,803,114

Colorado:
Commercial	2,244,416	2,273,179	2,219,460	2,179,473	2,148,066
Commercial real estate	766,100	769,329	710,552	683,973	646,537
Loans to individuals	221,291	228,257	227,569	223,200	231,368
Total Colorado	3,231,807	3,270,765	3,157,581	3,086,646	3,025,971

Arizona:
Commercial	1,149,394	1,143,682	1,173,491	1,177,778	1,115,973
Commercial real estate	1,007,972	1,003,331	1,014,151	926,750	881,465
Loans to individuals	218,664	248,873	260,282	242,102	240,556
Total Arizona	2,376,030	2,395,886	2,447,924	2,346,630	2,237,994

Kansas/Missouri:
Commercial	320,609	331,179	307,725	309,148	318,782
Commercial real estate	497,036	511,947	547,708	516,299	489,951
Loans to individuals	141,767	144,958	132,137	138,960	129,580
Total Kansas/Missouri	959,412	988,084	987,570	964,407	938,313

New Mexico:
Commercial	317,651	291,736	297,714	287,443	280,945
Commercial real estate	352,559	389,106	405,989	425,472	449,715
Loans to individuals	67,814	67,485	69,418	64,803	65,770
Total New Mexico	738,024	748,327	773,121	777,718	796,430

Arkansas:
Commercial	107,581	103,979	86,859	105,307	71,483
Commercial real estate	71,863	70,382	88,336	95,952	97,109
Loans to individuals	12,748	12,063	11,200	9,055	8,299
Total Arkansas	192,192	186,424	186,395	210,314	176,891

Total BOK Financial	$24,172,560	$23,904,968	$23,724,018	$23,237,659	$22,750,053
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
DEPOSITS BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023
Oklahoma:
Demand	$3,365,529	$3,586,091	$4,019,019	$4,273,136	$4,369,944
Interest-bearing:
Transaction	12,362,193	10,929,704	9,970,955	9,979,534	9,468,100
Savings	509,775	500,313	508,619	531,536	564,829
Time	2,136,583	1,984,336	2,019,749	1,945,916	942,787
Total interest-bearing	15,008,551	13,414,353	12,499,323	12,456,986	10,975,716
Total Oklahoma	18,374,080	17,000,444	16,518,342	16,730,122	15,345,660

Texas:
Demand	2,201,561	2,306,334	2,599,998	2,876,568	3,154,789
Interest-bearing:
Transaction	5,125,834	5,035,856	5,046,288	4,532,093	4,366,932
Savings	157,108	155,652	154,863	162,704	175,012
Time	605,526	492,753	436,218	377,424	321,774
Total interest-bearing	5,888,468	5,684,261	5,637,369	5,072,221	4,863,718
Total Texas	8,090,029	7,990,595	8,237,367	7,948,789	8,018,507

Colorado:
Demand	1,316,971	1,633,672	1,598,622	1,726,130	1,869,194
Interest-bearing:
Transaction	1,951,232	1,921,605	1,888,026	1,825,295	2,126,435
Savings	63,675	67,646	63,129	66,968	72,548
Time	237,656	201,393	185,030	148,840	128,583
Total interest-bearing	2,252,563	2,190,644	2,136,185	2,041,103	2,327,566
Total Colorado	3,569,534	3,824,316	3,734,807	3,767,233	4,196,760

New Mexico:
Demand	683,643	794,467	853,571	912,218	997,364
Interest-bearing:
Transaction	1,085,946	886,089	1,049,903	712,541	674,328
Savings	95,944	95,453	97,753	102,729	111,771
Time	298,556	258,195	217,535	179,548	137,875
Total interest-bearing	1,480,446	1,239,737	1,365,191	994,818	923,974
Total New Mexico	2,164,089	2,034,204	2,218,762	1,907,036	1,921,338

Arizona:
Demand	502,143	524,167	522,142	592,144	780,051
Interest-bearing:
Transaction	1,181,539	1,174,715	903,535	800,970	687,527
Savings	12,024	11,636	12,340	14,489	16,993
Time	46,962	41,884	36,689	31,248	27,755
Total interest-bearing	1,240,525	1,228,235	952,564	846,707	732,275
Total Arizona	1,742,668	1,752,402	1,474,706	1,438,851	1,512,326

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

(In thousands)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023
Kansas/Missouri:
Demand	316,041	326,496	351,236	363,534	393,321
Interest-bearing:
Transaction	985,706	966,166	981,091	1,014,247	1,040,009
Savings	13,095	13,821	14,331	16,316	18,292
Time	30,411	23,955	22,437	16,176	13,061
Total interest-bearing	1,029,212	1,003,942	1,017,859	1,046,739	1,071,362
Total Kansas/Missouri	1,345,253	1,330,438	1,369,095	1,410,273	1,464,683

Arkansas:
Demand	28,168	25,266	29,635	38,818	42,312
Interest-bearing:
Transaction	55,735	49,966	57,381	43,301	71,158
Savings	2,776	2,564	2,898	3,195	3,228
Time	11,215	9,506	9,559	7,225	4,775
Total interest-bearing	69,726	62,036	69,838	53,721	79,161
Total Arkansas	97,894	87,302	99,473	92,539	121,473

Total BOK Financial	$35,383,547	$34,019,701	$33,652,552	$33,294,843	$32,580,747

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
NET INTEREST MARGIN TREND – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023
Tax-equivalent asset yields:
Interest-bearing cash and cash equivalents	4.96%	5.30%	5.43%	5.41%	4.28%
Trading securities	5.12%	5.05%	4.76%	4.50%	4.52%
Investment securities, net of allowance	1.42%	1.42%	1.43%	1.44%	1.46%
Available for sale securities	3.48%	3.27%	3.11%	3.00%	2.87%
Fair value option securities	3.59%	3.57%	4.61%	5.07%	5.17%
Restricted equity securities	8.59%	8.01%	7.88%	7.31%	7.34%
Residential mortgage loans held for sale	6.25%	6.59%	6.27%	5.85%	5.79%
Loans	7.40%	7.36%	7.25%	7.03%	6.67%
Allowance for loan losses
Loans, net of allowance	7.48%	7.45%	7.33%	7.10%	6.74%
Total tax-equivalent yield on earning assets	5.73%	5.64%	5.49%	5.29%	5.06%

Cost of interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing transaction	3.68%	3.44%	3.18%	2.60%	1.91%
Savings	0.57%	0.53%	0.47%	0.21%	0.10%
Time	4.54%	4.13%	3.96%	3.27%	1.95%
Total interest-bearing deposits	3.69%	3.43%	3.17%	2.56%	1.83%
Funds purchased and repurchase agreements	4.05%	4.79%	4.81%	4.58%	3.33%
Other borrowings	5.56%	5.55%	5.48%	5.12%	4.73%
Subordinated debt	7.09%	7.09%	7.02%	6.79%	6.40%
Total cost of interest-bearing liabilities	4.08%	3.98%	3.81%	3.27%	2.43%
Tax-equivalent net interest revenue spread	1.65%	1.66%	1.68%	2.02%	2.63%
Effect of noninterest-bearing funding sources and other	0.96%	0.98%	1.01%	0.98%	0.82%
Tax-equivalent net interest margin	2.61%	2.64%	2.69%	3.00%	3.45%
Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
CREDIT QUALITY INDICATORS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratios)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023
Nonperforming assets:
Nonaccruing loans:
Commercial:
Healthcare	$49,307	$81,529	$41,836	$36,753	$37,247
Energy	14,991	17,843	19,559	20,037	127
Services	3,319	3,616	2,820	4,541	8,097
General business	7,003	7,143	6,483	11,946	8,961
Total commercial	74,620	110,131	70,698	73,277	54,432

Commercial real estate	22,087	7,320	7,418	17,395	21,668

Loans to individuals:
Permanent mortgage	13,449	18,056	30,954	29,973	29,693
Permanent mortgage guaranteed by U.S. government agencies	9,217	9,709	10,436	11,473	14,302
Personal	142	253	79	133	200
Total loans to individuals	22,808	28,018	41,469	41,579	44,195

Total nonaccruing loans	119,515	145,469	119,585	132,251	120,295
Real estate and other repossessed assets	2,860	2,875	3,753	4,227	12,651
Total nonperforming assets	$122,375	$148,344	$123,338	$136,478	$132,946

Total nonperforming assets excluding those guaranteed by U.S. government agencies	$113,158	$138,635	$112,902	$125,005	$118,644

Accruing loans 90 days past due[1]	$—	$170	$64	$220	$76

Gross charge-offs	$7,060	$5,007	$10,593	$8,049	$3,667
Recoveries	(1,600)	(911)	(4,062)	(1,346)	(2,898)
Net charge-offs	$5,460	$4,096	$6,531	$6,703	$769

Provision for loan losses	$9,960	$9,105	$15,931	$19,957	$14,525
Provision for credit losses from off-balance sheet unfunded loan commitments	(1,658)	(3,627)	(7,336)	(3,003)	2,024
Provision for expected credit losses from mortgage banking activities	(265)	530	(1,474)	78	(488)
Provision for credit losses related to held-to maturity (investment) securities portfolio	(37)	(8)	(121)	(32)	(61)
Total provision for credit losses	$8,000	$6,000	$7,000	$17,000	$16,000

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

	Three Months Ended

(In thousands, except ratios)	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	June 30, 2023	Mar. 31, 2023

Allowance for loan losses to period end loans	1.17%	1.16%	1.15%	1.13%	1.10%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.36%	1.36%	1.37%	1.39%	1.37%
Nonperforming assets to period end loans and repossessed assets	0.51%	0.62%	0.52%	0.59%	0.58%
Net charge-offs (annualized) to average loans	0.09%	0.07%	0.11%	0.12%	0.01%
Allowance for loan losses to nonaccruing loans[2]	255.33%	204.13%	249.31%	217.52%	235.36%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[2]	298.23%	240.20%	297.50%	267.15%	294.74%
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
SEGMENTS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended			1Q24 vs 4Q23		1Q24 vs 1Q23

(In thousands, except ratios)	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023	Change	% Change	Change	% Change
Commercial Banking:
Net interest revenue	$245,121	$267,879	$284,056	$(22,758)	(8.5)%	$(38,935)	(13.7)%
Fees and commissions revenue	50,630	60,937	55,835	(10,307)	(16.9)%	(5,205)	(9.3)%
Combined net interest and fee revenue	295,751	328,816	339,891	(33,065)	(10.1)%	(44,140)	(13.0)%
Other operating expense	70,095	81,899	73,134	(11,804)	(14.4)%	(3,039)	(4.2)%
Corporate expense allocations	18,397	18,040	17,718	357	2.0%	679	3.8%
Net income	153,250	171,084	190,231	(17,834)	(10.4)%	(36,981)	(19.4)%

Average assets	29,806,817	29,346,459	28,162,934	460,358	1.6%	1,643,883	5.8%
Average loans	20,067,170	19,928,602	18,750,426	138,568	0.7%	1,316,744	7.0%
Average deposits	15,730,241	15,493,326	15,861,285	236,915	1.5%	(131,044)	(0.8)%

Consumer Banking:
Net interest revenue	$102,149	$114,396	$109,381	$(12,247)	(10.7)%	$(7,232)	(6.6)%
Fees and commissions revenue	36,207	30,075	30,581	6,132	20.4%	5,626	18.4%
Combined net interest and fee revenue	138,356	144,471	139,962	(6,115)	(4.2)%	(1,606)	(1.1)%
Other operating expense	53,447	55,079	50,198	(1,632)	(3.0)%	3,249	6.5%
Corporate expense allocations	14,172	12,705	11,622	1,467	11.5%	2,550	21.9%
Net income	53,804	53,695	50,683	109	0.2%	3,121	6.2%

Average assets	9,391,981	9,342,840	9,934,511	49,141	0.5%	(542,530)	(5.5)%
Average loans	1,913,586	1,877,303	1,747,237	36,283	1.9%	166,349	9.5%
Average deposits	7,901,167	7,890,032	8,248,541	11,135	0.1%	(347,374)	(4.2)%

Wealth Management:
Net interest revenue	$40,109	$41,643	$54,106	$(1,534)	(3.7)%	$(13,997)	(25.9)%
Fees and commissions revenue	118,704	119,872	108,911	(1,168)	(1.0)%	9,793	9.0%
Combined net interest and fee revenue	158,813	161,515	163,017	(2,702)	(1.7)%	(4,204)	(2.6)%
Other operating expense	99,535	96,275	82,039	3,260	3.4%	17,496	21.3%
Corporate expense allocations	14,558	14,198	12,360	360	2.5%	2,198	17.8%
Net income	34,165	62,690	52,447	(28,525)	(45.5)%	(18,282)	(34.9)%

Average assets	15,759,328	14,879,450	11,663,096	879,878	5.9%	4,096,232	35.1%
Average loans	2,198,803	2,154,416	2,201,622	44,387	2.1%	(2,819)	(0.1)%
Average deposits	9,237,965	8,085,643	7,432,413	1,152,322	14.3%	1,805,552	24.3%
Fiduciary assets	60,365,292	59,798,693	57,457,925	566,599	0.9%	2,907,367	5.1%
Assets under management or administration	105,530,903	104,736,999	102,310,126	793,904	0.8%	3,220,777	3.1%